UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 7, 2010

PetroAlgae Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-0301060
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

321-409-7500
(Our telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 7, 2010, PetroAlgae Inc. (“PetroAlgae” or the “Company” ) entered into agreements with Valens U.S. SPV I, LLC (“Valens U.S.”) and Valens Offshore SPV I, Ltd. (“Valens Offshore”) pursuant to which the Company (i) agreed to sell to Valens U.S. 103,125 shares of the Company’s common stock (“Common Stock”) at a price of $8.00 per share and a warrant to purchase 103,125 shares of Common Stock at an exercise price of $15.00 per share, for an aggregate purchase price of $825,000.00, and (ii) agreed to sell to Valens Offshore 84,375 shares of Common Stock at a price of $8.00 per share and a warrant to purchase 84,375 shares of Common Stock at an exercise price of $15.00 per share, for an aggregate purchase price of $675,000.00.

The $1,500,000.00 of total proceeds from this private placement will be used to fund the working capital needs of PA LLC, an entity in which PetroAlgae holds an approximate 81.3% membership interest on a fully-diluted basis.

6-Month Price Protection Rights on the Common Stock Sold

Under the terms of each purchase agreement for the Common Stock, if the Company issues within the next 6 months Common Stock, options to purchase or rights to subscribe for shares of Common Stock, securities by their terms convertible into, exercisable or exchangeable for shares of Common Stock, or options to purchase or rights to subscribe for such convertible, exercisable or exchangeable securities without consideration or for consideration per share less than $8.00 (as may be subsequently adjusted), then the Company shall issue to Valens U.S. and Valens Offshore for no additional consideration such additional shares of Common Stock which when aggregated to the shares purchased pursuant to the purchase agreements would result in an effective price per share equal to that of the new issuance. Securities issued under the Company’s 2009 Equity Compensation Plan or any shares of Common Stock issued to a strategic partner or licensee in connection with a joint venture, strategic alliance, licensing agreement, or other similar form of agreement are excluded from this price protection provision.

6-Month Price Protection Rights on the Warrants Sold

Under the terms of each warrant issued to Valens U.S. and Valens Offshore, for the next 6 months, any shares of Common Stock issued pursuant to the exercise of the warrant shall be entitled to the same price protection as described in the paragraph above.

Furthermore, if the Company issues within the next 6 months options to purchase or rights to subscribe for shares of Common Stock, securities by their terms convertible into, exercisable or exchangeable for shares of Common Stock, or options to purchase or rights to subscribe for such convertible, exercisable or exchangeable securities without consideration or for consideration per share less than $15.00 per share (as may be subsequently adjusted), then the exercise price under each warrant shall be lowered to a price equal to the price per share for which such shares of Common Stock may be issued. Securities issued under the Company’s 2009 Equity Compensation Plan or any shares of Common Stock issued to a strategic partner or licensed in connection with a joint venture, strategic alliance, licensing agreement, or other form of agreement are excluded from this price protection provision.

Relationship between PetroAlgae, Valens U.S. and Valens Offshore

As of April 13, 2010, PetroTech Holdings Corp., PetroAlgae’s principal shareholder, is the record owner of 100,000,000 shares of Common Stock, Valens Offshore is the record owner of 2,986,936 shares of Common Stock and Valens U.S. is the record owner of 1,250,167 shares of Common Stock. PetroTech Holdings Corp. is owned by a number of related funds, which include Valens U.S. and Valens Offshore.

The securities of PetroAlgae held by PetroTech Holdings Corp., Valens Offshore and Valens U.S. represent, as of April 13, 2010 in the aggregate approximately 95.8% of the total voting power of PetroAlgae on a fully-diluted basis.

ITEM 8.01     OTHER EVENTS

Effective April 9, 2010, the Company is handling all investor relations inquiries internally at the Company. David Szostak, the Company’s Chief Financial Officer, will assume investor relation responsibilities for the Company in addition to his role as Chief Financial Officer. Inquiries can be directed to PetroAlgae Inc., 1901 S. Harbor City Blvd., Suite 300, Melbourne, FL 32901, telephone: 321-409-7500, email: investorrelations@petroalgae.com.

The information disclosed in this Item 8.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROALGAE INC.

Date: April 13, 2010	By:	/s/ David Szostak
	Name:	David Szostak
	Title:	President